EXHIBIT 15

To the Directors and Shareholders of Morgan Stanley Dean Witter & Co.:

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim condensed consolidated financial information of Morgan Stanley Dean Witter & Co. and subsidiaries as of February 29, 2000 and for the three month periods ended February 29, 2000 and February 28, 1999, as indicated in our report dated April 10, 2000; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report, which is included in your Quarterly Report on Form 10-Q for the quarter ended February 29, 2000, is incorporated by reference in this Amendment No. 1 to Registration Statement No. 333-34392.

We are also aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.




/s/ DELOITTE & TOUCHE LLP

New York, New York
May 4, 2000